Vialog Contact: Mimi Englander
                                                         Asst. VP/Marketing
                                                         (978) 975-3700
                                                           menglander@vialog.com



FOR IMMEDIATE RELEASE



                      Vialog Corporation Names Kim Mayyasi
                      President and Chief Executive Officer

       -- Former Hill Holliday Executive Brings to the Company 20 Years of
           Telecom and Internet Marketing and Technology Experience --


Andover, Mass., June 9, 1999 -- Vialog Corporation (NASDAQ:VLOG), a leading provider of teleconferencing services, announced today the appointment of Kim Mayyasi to the position of President and Chief Executive Officer, effective July 1, 1999. Mr. Mayyasi joins Vialog from Hill, Holliday, Connors, Cosmopulos, Inc., one of the country's top 25 advertising agencies. The Company also announced that Glenn Bolduc has resigned as President and CEO.

"We are excited to have Kim join Vialog to guide the Company as it continues to expand its role in the evolving group communications market," stated David Lougee, a member of Vialog's Board of Directors. "Kim's strategic expertise in the telecommunications and Internet markets provides the Company with the leadership necessary to pursue our objective of capitalizing on growth prospects in both our core and Internet-based conferencing services."

"I am delighted to be joining the Vialog team," said Mayyasi. "It is with a great deal of enthusiasm that I look forward to helping Vialog realize its potential in an emerging industry full of opportunity."

In 1991, Mayyasi founded the MSP Group, a marketing technology and service company using relational databases, artificial intelligence and integrated direct response services including telemarketing and fulfillment. MSP Group was acquired by Hill Holliday in 1995, at which time Mayyasi became a Managing Partner at Hill Holliday, focusing on e-commerce marketing and technology.


                                   -- more --
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Vialog Corporation Names Kim Mayyasi President and CEO - page two


Amassing 20 years of telecom experience, Mayyasi began his career at Satellite Business Systems, where he designed and implemented a virtual private network. He subsequently became one of the key managers during the formation of Cellular One Boston, where he was vice president of sales and marketing. Mayyasi also co-founded Cellular One Portsmouth and its holding company Boston Communications Group, where he was general manager with P&L responsibility for Cellular One of New Hampshire, Cellular Services of Washington, Beeper One and Cellular Express.

Mayyasi holds an MBA in Finance from Thunderbird, the American Graduate School of International Management and a BSEE from the Massachusetts Institute of Technology.

Mr. Bolduc will assume a consulting role with Vialog through the end of 1999. "We would like to thank Glenn for his accomplishments at Vialog and for his extraordinary efforts in organizing and forming the Company," stated Lougee.

"I found my work at Vialog to be some of the most challenging and rewarding in my career," said Bolduc. "I'm looking forward to continuing to support the Company as it pursues its objectives."


About Vialog Corporation
Headquartered in Andover, Massachusetts, Vialog is a leading provider of conferencing services, including audioconferencing; videoconferencing; Internet conferencing; and automated teleservices, such as Interactive Voice Response
(IVR), MessageCast(sm) voicemail broadcast, broadcast fax and fax on-demand. Vialog helps organizations communicate more professionally, efficiently and effectively by delivering superior customer service and an extensive range of enhanced and customized conferencing solutions. Vialog's common stock
(symbol:VLOG) is quoted on Nasdaq's National Market System. For more information, visit www.vialog.com.

                                      # # #

Statements in this press release that are not based on historical facts may be considered forward-looking statements that involve risks and uncertainties, included but not limited to, the Company's ability to successfully implement a strategy of continued growth. Factors that could cause or contribute to such differences include, without limitation, changes in the market, new products and announcements from other companies, changes in technology, and the impact of competitive products and pricing. Additional information on the factors that could affect the Company's financial results is included in the Company's amended 1997 Form 10-K and other Company reports which are filed with the Securities and Exchange Commission.